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                                Exhibit 10(cc)

                            AMENDMENT NO. 2 TO THE
                       GUARANTEE LIFE INSURANCE COMPANY
                              PHANTOM STOCK PLAN


     The Plan, as amended and restated, shall be amended as follows:

     1.   Section 6.04 shall be amended to read as follows:

          Section 6.04. Valuation. The value of a Participant's Phantom Shares
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     as of any date shall equal the closing price of a Share of Common Stock as reported for such day on the National Association of Securities Dealers Automation Quotation System (NASDAQ") or the national securities exchange on which the shares of Common Stock are traded. In the event there are no Common Stock transactions on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which the Common Stock transactions were reported. Notwithstanding the foregoing, in the event the Company is required to cash out an individual's Stock Account pursuant to
     Section 6.06 of the Plan upon a Change in Control, or the terms of the Parent's Executive Severance Plan, the value of a Participant's Phantom Shares shall not be less than the per share amount paid or exchanged for shares of the Company's parent in the Change in Control transaction.

     2.   Section 6.07 shall be added to the Plan to read as follows:

          6.07.  Cash-out Upon Change in Control.  In the event of a Change in
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     Control (as defined in the Company's parent's Executive Severance Plan), the Participant's vested Phantom Shares shall become immediately payable in cash in a lump sum equal to the Fair Market Value of the Participant's Phantom Shares on the date of the Change in Control, subject only to the tax withholding requirements, unless the corporation in control after the transaction ("New Parent") elects to continue and carry on the Plan. If the New Parent elects to carry on the Plan, notional publicly traded shares of Common Stock of the New Parent (or equivalent shares if not publicly traded) shall be substituted for the Shares of Common Stock of the Parent in the Individual's Stock Account.

     3.   In all other respects, the Plan shall remain in full force and effect.

     This Amendment shall be effective May 1, 1999.

     DATED this 13th day of May, 1999.
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                                             GUARANTEE LIFE INSURANCE COMPANY


                                             By  /s/ Robert D. Bates
                                               ---------------------------------
                                                                     President